State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Amendment, filed on December 17, 2021, to Articles of Incorporation for OPTIMUS HEALTHCARE SERVICES, INC., a Florida corporation, as shown by the records of this office.

The document number of this corporation is L52786.

Given under my hand and the
Great Seal of the State of Florida
at Tallahassee, the Capital, this the
Twentieth day of December, 2021

Laurel M. Lee
Secretary of State

CR2E022 (01-11)

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
OPTIMUS HEALTHCARE SERVICES, INC.

Optimus Healthcare Services, Inc., a Florida corporation (the "Corporation"), in order to amend its Amended and Restated Articles of Incorporation in accordance with Section 607.1003 of the Florida Business Corporation Act (the "Act"), does hereby deliver the following Articles of Amendment in accordance with Section 607.1006 of the Act:

FIRST: The name of the Corporation is Optimus Healthcare Services, Inc.

SECOND: These Articles of Amendment contain an amendment ("Amendment") to the Corporation's Amended and Restated Articles of Incorporation, as originally filed on December 23, 2013 (the "Amended and Restated Articles of Incorporation").

THIRD: The Amended and Restated Articles of Incorporation are hereby amended as follows:

(a) Section 3 of the Amended and Restated Articles of Incorporation is deleted in its entirety and replaced with:

"3. DESIGNATION OF SERIES A PREFERRED STOCK.

3.1 DESIGNATION AND AMOUNT. 10,000,001 shares of the Corporation's authorized but undesignated preferred stock shall be designated as Series A Preferred Stock and having the conversion, voting and other rights and qualifications, limitations and restrictions set forth as follows:

3.2 CONVERSION RIGHTS.

(a) Each share of Series A Preferred Stock shall be convertible into one and one-quarter (1.25) shares of Common Stock.

(b) The holders of the Series A Preferred Stock may convert only by unanimous board consent of the Corporation.

(c) No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock but rather any fractional shares shall be rounded up to the next whole share.

3.3 VOTING RIGHTS

(a) Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder's Series A Preferred Stock would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. To the extent that under the Act the vote of the holders of the Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of a majority of the shares of the outstanding Preferred Stock, shall constitute the approval of such action by both the class or the series, as applicable (except as otherwise may be required under the ACT). To the extent that under the Act holders of the Series A Preferred Stock are entitled to vote on a matter with holders of shares of Common Stock, voting together as one class, each share of Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date for determining the stockholders of the Corporation eligible to vote on such matters. Holders of the Series A Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Corporation's Amended and Restated Bylaws and the Act.

(b) All decisions requiring the vote of the Series A Preferred Stock shall be by majority vote of the outstanding shares at any time called by meeting, by proxy or written action in lieu of meeting.

FOURTH: This Amendment was adopted by the Corporation's board of directors by unanimous consent on December 13, 2021 and by consent of a majority of the voting power of the shareholders on December 13, 2021. The number of votes cast for this Amendment by the shareholders was sufficient for approval.

Dated: December 13, 2021

By: ______________________
Name: Cliff Saffron
Title: CFO and General Counsel